Exhibit 21.1

Subsidiaries of Registrant

Name	Jurisdiction of Incorporation
Sharps Compliance, Inc. of Texas (dba Sharps Compliance, Inc.)	Texas
Sharps e-Tools.com Inc.	Delaware
Sharps Safety, Inc.	Texas
Sharps Manufacturing, Inc.	Delaware
Sharps Environmental Services, Inc. (dba Sharps Environmental Services of Texas, Inc.)	Delaware
Alpha Bio/Med Services LLC*	Pennsylvania
Bio-Team Mobile LLC**	Pennsylvania

* Added July 17, 2015 as a subsidiary of Sharps Compliance, Inc. of Texas
**Added December 14, 2015 as a subsidiary of Sharps Compliance, Inc. of Texas